CUSIP No. 455784 10 8                                    Page 1 of 5 Pages
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           UNITED STATES                            OMB APPROVAL
 SECURITIES AND EXCHANGE COMMISSION     OMB Number:                3235-0145
       Washington, D.C.  20549          Expires:           December 31, 1997
                                        Estimated average burden
                                        hours per response.............14.90
                                        -------------------------------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         (Amendment No. ______________)*


                              The Indus Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   455784 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)
                                Page 1 of 5 Pages

-----------------------------                        ---------------------------
CUSIP No. 455784 10 8                  13G                Page 2 of 5 Pages
-----------------------------                        ---------------------------

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Robert W. Felton
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)   |_|
                                                                 (b)   |X|
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
       NUMBER OF          5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                9,497,561
    OWNED BY EACH        -------------------------------------------------------
   REPORTING PERSON       6      SHARED VOTING POWER
         WITH                    N/A
                         -------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER

                                 9,497,561
                         -------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 N/A
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,497,561
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            51.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 455784 10 8                                       Page 3 of 5 Pages
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Item 1.

         (a)      Name of Issuer

                  The Indus Group, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  60 Spear Street
                  San Francisco, CA 94105

Item 2.
         (a)      Name of Person Filing

                  Robert W. Felton

         (b)      Address of Principal Business Office or, if none, Residence

                  60 Spear Street
                  San Francisco, CA 94105

         (c)      Citizenship

                  USA

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP Number

                  455784 10 8

Item 3.                    N/A

CUSIP No. 455784 10 8                                       Page 4 of 5 Pages
         ---------------------------                     -----------------------




Item 4.  Ownership

         (a)  Amount Beneficially Owned
              9,497,561

         (b)  Percent of Class
              51.0%

         (c)  Number of shares as to which such person has:


                    (i)   sole  power  to  vote  or to  direct  the  vote  -
                          9,497,561

                    (ii)  shared power to vote or to direct the vote - N/A

                    (iii) sole power to dispose or direct the disposition of
                          - 9,497,561

                    (iv) shared power to dispose or direct the disposition of - N/A


Item 5.       Ownership of Five Percent or Less of a Class

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              N/A

Item 8.       Identification and Classification of Members of the Group

              N/A

Item 9.       Notice of Dissolution of Group

              N/A

CUSIP No. 455784 10 8                                      Page 5 of 5 Pages
         ---------------------------                   -------------------------



Item 10.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           February 7, 1997
                                           -------------------------------------
                                                    Date


                                           /s/ Robert W. Felton
                                           -------------------------------------
                                                  Signature


                                           Robert W. Felton, CEO
                                           -------------------------------------
                                                 Name/Title